Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2020 Results

•	Net income for the three months ended March 31, 2020 was $4.47 million compared to $6.52 million for the three months ended March 31, 2019. The decrease in net income occurred primarily because the Company recognized a $1.98 million non-recurring after-tax gain from the sale of a trust preferred security in the three months ended March 31, 2019.
•	Fully-diluted earnings per share for the three months ended March 31, 2020 was $0.48 per share compared to $0.70 per share for the three months ended March 31, 2019.
•	The Company did not have any delinquent mortgage loans 90 days past due and not accruing at March 31, 2020 or at December 31, 2019.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 41st consecutive quarterly dividend.

Honolulu, Hawaii, April 30, 2020 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.47 million or $0.48 per diluted share for the three months ended March 31, 2020.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on May 28, 2020 to stockholders of record as of May 14, 2020.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The Company continued to perform well in the first quarter of 2020 despite the economic uncertainties created by COVID-19. Our total assets and deposits grew in the first quarter and we continued to emphasize maintaining strong asset quality. Our emphasis on asset quality and our strong capital position should allow the Company to work through the challenges we face with the COVID-19 pandemic.”

Interest Income

Net interest income decreased to $14.52 million for the three months ended March 31, 2020 from $14.84 million for the three months ended March 31, 2019. Total interest income was $18.58 million for the three months ended March 31, 2020 compared to $18.71 million for the three months ended March 31, 2019. The $124,000 decrease in total interest income was due to a $151,000 decrease in interest earned on loans and a $91,000 decrease in interest income on investment securities. The decline in interest income on loans receivable is primarily due to a three basis point decrease in the average yield on loans receivable. The decrease in interest income on investment securities occurred because of a five basis point decrease in the average yield and a $6.45 million decrease in the average balance of investment securities. The declines in interest income on loans and investment securities was offset by a $118,000 increase in interest income on other investments. The increase in interest earned on other investment occurred primarily because of a $46.51 million increase in the average cash balance maintained at the Federal Reserve Bank. The growth in the average cash balance occurred because of an increase in loan repayments and deposits.

Interest Expense and Provision for Loan Losses

Total interest expense rose to $4.06 million for the three months ended March 31, 2020 from $3.87 million for the three months ended March 31, 2019. Interest expense on Federal Home Loan Bank (FHLB) advances increased to $895,000 for the three months ended March 31, 2020 from $555,000 for the three months ended March 31, 2019. The $340,000 increase in interest expense on FHLB advances occurred because of a $48.21 million increase in the average FHLB advance balance and a 23 basis point increase in the average cost of advances. The increase in the average FHLB advance balance and in the average cost of advances occurred as the Bank obtained long-term advances to reduce interest rate risk. During the quarter ended March 31, 2020, there was a $217,000 loan loss provision compared to a $5,000 loan loss provision for the quarter ended March 31, 2019. The increase in loan loss provisions occurred primarily because of an increase in the qualitative factors used to calculate the allowance for loan losses. The qualitative factors were raised in consideration of Hawaii’s rising unemployment rate due to the stay-at-home mandate from the government to minimize the spread of COVID-19.

Noninterest Income

Noninterest income was $1.30 million for the three months ended March 31, 2020 compared to $3.44 million for the three months ended March 31, 2019. The decrease in noninterest income was primarily due to a $2.54 million decrease in the gain on sale of investment securities. In the three months ended March 31, 2019, the Bank sold its trust preferred security investment and recognized a gain of $2.72 million. The decrease in the gain on sale of investments was partially offset by a $407,000 gain on sale of loans that occurred when the Company securitized $9.52 million of mortgage loans into mortgage-backed securities (MBS) and sold $2.66 million of mortgage loans. These transactions were conducted to increase the Bank’s liquidity. The gain in the loan securitization transaction occurred as the fair value of the MBS exceeded the cost basis of the mortgage loans.

Noninterest Expense

Noninterest expense was $9.54 million for the three months ended March 31, 2020 compared to $9.77 million for the three months ended March 31, 2019. The decrease in noninterest expense was primarily due to a $144,000 decrease in FDIC insurance premiums and a $170,000 decrease in other general and administrative expenses. The decline in FDIC insurance premiums occurred when the Bank received a credit because the FDIC insurance fund was over-capitalized. The decrease in general and administrative expenses is primarily due to a decrease in loss provisions on undrawn lines of credit and in accounting and auditing expenses.

Income Taxes

Income tax expense for the three months ended March 31, 2020 was $1.59 million with an effective rate of 26.22% compared to $1.97 million with an effective tax rate of 23.22% for the three months ended March 31, 2019. The decrease in income tax expense is due to a $2.43 million decrease in income before taxes and partially offset by a reduction in the income tax benefits related to the exercise of stock options.

Assets and Equity

Total assets increased to $2.11 billion at March 31, 2020 from $2.09 billion at December 31, 2019. Loans receivable decreased by $23.20 million to $1.56 billion at March 31, 2020 from $1.58 billion at December 31, 2019. The decrease in loans receivable occurred as loan repayments, sales and loans securitized into MBS exceeded new loan originations. During the quarter ended March 31, 2020, the Bank securitized $9.52 million of mortgage loans into mortgage-backed securities to increase the Bank’s liquid assets. The securitization transaction increased investment securities and lowered loans receivable. The decrease in investment securities occurred because of the loan securitization transaction was offset by securities sold and principal repayments. Deposits increased to $1.66 billion at March 31, 2020 from $1.63 billion at December 31, 2019. Cash and cash equivalents increased to $95.75 million at March 31, 2020 from $44.81 million at December 31, 2019. The increase in cash and cash equivalents is primarily due to an increase in loan repayments and in deposits. Total stockholders’ equity increased to $243.92 million at March 31, 2020 from $243.89 million at December 31, 2019. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the quarter ended March 31, 2020, the Company repurchased $2.54 million, or 105,555 shares, under its ninth share repurchase program. Through March 31, 2020, the Company repurchased 3,606,908 shares in all of its share repurchase programs. The shares repurchased represent 29.48% of the total shares issued in its initial public offering. On April 21, 2020, the Company completed its ninth share repurchase program.

As of March 31, 2020, the Company has 93,862 outstanding, exercisable stock options. The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

The Company did not have any delinquent mortgage loans 90 days or more past due at March 31, 2020 or at December 31, 2019. Non-performing assets totaled $708,000 at March 31, 2020 compared to $736,000 at December 31, 2019. The ratio of non-performing assets to total assets decreased to 0.03% at March 31, 2020 from 0.04% at December 31, 2019. The allowance for loan losses at March 31, 2020 was $2.92 million and represented 0.19% of total loans compared to $2.71 million and 0.17% of total loans as of December 31, 2019.

COVID-19

The State of Hawaii has been affected by COVID-19. Like other states, Hawaii has mandated many non-essential businesses to close temporarily and the public to self-quarantine to limit the spread of COVID-19. This mandate has resulted in the layoff and furlough of workers in the State and an increase in unemployment claims. As of March 31, 2020, Territorial Savings Bank received forbearance inquiries on 183 loans, which represent 3.52% of the total number of loans. 170 of these loan forbearance inquiries consist of one-to-four residential mortgage loans. These mortgage loan inquiries represent 3.27% of the total number of loans. These loans are currently well-secured as the ratio of the current loan balance to the current value of the property securing these mortgage loans averages 57.27%. One-to-four residential mortgage loans represent 97 .00% of the Bank’s total loan portfolio balance. These one-to-four residential mortgage loans are well-secured as the ratio of the current loan balance to the current value of the property securing these mortgage loans averages 46.26%. The Company has also received forbearance inquiries on four commercial mortgage loans, which represent 0.08% of the total number of loans, seven commercial loans, which represent 0.13% of the total number of loans and two home equity lines of credit which represent 0.04% of the total number of loans. Management of the Bank is currently analyzing these forbearance inquiries and may allow borrowers who are experiencing financial difficulties because of COVID-19 to defer up to six loan payments.

The Company has not seen an increase in loan delinquencies since the beginning of the year, significant changes in deposits, or significant drawdowns on any lines of credit. The Company does not have any commercial loans to hotels, businesses in the transportation industry, restaurants or retail establishments.

Seven of the Company’s 29 branch offices have been closed temporarily because of the reduced demand for banking services that occurred with the quarantine. Many of the Company’s employees are working from home or in the branch offices which have been closed to maintain social-distancing.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2020	2019
Interest income:
Loans	$15,457	$15,608
Investment securities	2,780	2,871
Other investments	344	226
Total interest income	18,581	18,705

Interest expense:
Deposits	3,124	3,224
Advances from the Federal Home Loan Bank	895	555
Securities sold under agreements to repurchase	45	90
Total interest expense	4,064	3,869

Net interest income	14,517	14,836
Provision for loan losses	217	5

Net interest income after provision for loan losses	14,300	14,831

Noninterest income:
Service fees on loan and deposit accounts	453	438
Income on bank-owned life insurance	203	207
Gain on sale of investment securities	178	2,717
Gain on sale of loans	407	6
Other	60	72
Total noninterest income	1,301	3,440

Noninterest expense:
Salaries and employee benefits	5,684	5,686
Occupancy	1,645	1,592
Equipment	1,120	1,093
Federal deposit insurance premiums	—	144
Other general and administrative expenses	1,089	1,259
Total noninterest expense	9,538	9,774

Income before income taxes	6,063	8,497
Income taxes	1,590	1,973
Net income	$4,473	$6,524

Basic earnings per share	$0.48	$0.71
Diluted earnings per share	$0.48	$0.70
Cash dividends paid per common share	$0.23	$0.22
Basic weighted-average shares outstanding	9,237,466	9,169,256
Diluted weighted-average shares outstanding	9,319,599	9,313,139

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$95,746	$44,806
Investment securities available for sale	6,393	8,628
Investment securities held to maturity, at amortized cost (fair value of $379,592 and $371,305 at March 31, 2020 and December 31, 2019, respectively).	360,551	363,883
Loans held for sale	681	470
Loans receivable, net	1,561,586	1,584,784
Federal Home Loan Bank stock, at cost	8,744	8,723
Federal Reserve Bank stock, at cost	3,134	3,128
Accrued interest receivable	5,465	5,409
Premises and equipment, net	4,168	4,370
Right-of-use asset, net	12,623	11,580
Bank-owned life insurance	45,315	45,113
Deferred income tax assets, net	2,500	2,619
Prepaid expenses and other assets	2,879	2,800
Total assets	$2,109,785	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,657,031	$1,631,933
Advances from the Federal Home Loan Bank	156,000	156,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	22,229	23,038
Lease liability	13,241	12,183
Income taxes payable	3,350	2,305
Advance payments by borrowers for taxes and insurance	4,015	6,964
Total liabilities	1,865,866	1,842,423

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,593,332 and 9,681,493 shares at March 31, 2020 and December 31, 2019, respectively.	96	97
Additional paid-in capital	62,715	65,057
Unearned ESOP shares	(4,282)	(4,404)
Retained earnings	193,160	190,808
Accumulated other comprehensive loss	(7,770)	(7,668)
Total stockholders’ equity	243,919	243,890
Total liabilities and stockholders’ equity	$2,109,785	$2,086,313

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Performance Ratios (annualized):
Return on average assets	0.86%	1.28%
Return on average equity	7.30%	11.04%
Net interest margin on average interest earning assets	2.87%	2.99%
Efficiency ratio (1)	60.30%	53.48%

	At March	At December
	31, 2020	31, 2019
Selected Balance Sheet Data:
Book value per share (2)	$25.43	$25.19
Stockholders' equity to total assets	11.56%	11.69%
Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$0	$0
Non-performing assets (3)	$708	$736
Allowance for loan losses	$2,918	$2,712
Non-performing assets to total assets	0.03%	0.04%
Allowance for loan losses to total loans	0.19%	0.17%
Allowance for loan losses to non-performing assets	412.15%	368.48%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs